CLECO SECURITIZATION II LLC	EXHIBIT 33.1

Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities

The undersigned hereby certifies that he is the duly elected and acting Treasurer of Cleco Power LLC (the “Servicer”) under the Storm Recovery Property Servicing Agreement dated as of June 22, 2022 (the “2022-A Servicing Agreement”) between the Servicer and Cleco Securitization I LLC (the “Issuer”) and the Energy Transition Property Servicing Agreement dated as of March 12, 2025 (the “2025-A Servicing Agreement”) between the Servicer and Cleco Securitization II LLC (the “Issuer”) and collectively referred together with the 2022-A Servicing Agreement herein as the “Servicing Agreements,” and further that:

1.The undersigned is responsible for assessing the Servicer’s compliance with the servicing criteria applicable set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”). The transactions covered by this report include all asset backed securities transactions backed by recovery property and transition property established pursuant to Louisiana Public Service Commission financing orders, issued by Cleco Securitization I LLC and Cleco Securitization II LLC and registered with the Securities and Exchange Commission (the “Platform”), as listed in Appendix A hereto.

2.With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the year ended December 31, 2025 (such period, the “Assessment Period”), and covered by Cleco Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Cleco Power Form 10-K”):

REGULATION AB REFERENCE	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	Not applicable; no material servicing activities were outsourced to third parties.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for pool assets are maintained.	Not applicable; documents do not provide for a back-up servicer.
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; the transaction agreements do not require the Servicer to ensure a fidelity bond and errors and omissions policy is in effect.
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Applicable
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Applicable
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable, but no assessment is required as no advances or guarantees were made during the compliance period.
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable; the transaction agreements require each series of bonds to have its own bank accounts or trust accounts.
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Applicable, but no current assessment required; all "custodial accounts" are maintained by the Trustee.
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Applicable
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable

REGULATION AB REFERENCE	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction agreements and applicable SEC requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the SEC as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; investor records maintained by the Trustee.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of Storm Recovery property or Energy Transition property are contemplated or allowed under the transaction documents.
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	Applicable
1122(d)(4)(v)	The Servicer's records regarding the pool assets agree with the Servicer's records with respect to an obligor's unpaid principal balance.	Not applicable because underlying obligation (Storm Recovery and Energy Transition charge) is not an interest bearing instrument
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor's pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable; Servicer actions governed by LPSC regulations.
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable, but does not require assessment since no explicit documentation requirement with respect to delinquent accounts are imposed under the transactional documents due to availability of "true-up" mechanism.
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; Storm Recovery and Energy Transition charges are not interest bearing instruments.
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	Not Applicable; Servicer does not maintain deposit accounts for obligors.
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not applicable; Servicer does not make payments on behalf of obligors.
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor unless the late payment was due to the obligor's error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction documents.
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the bonds.

REGULATION AB REFERENCE	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Applicable
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction documents.

3.To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable servicing criteria set forth above as of December 31, 2025, and for the year ended December 31, 2025, and covered by the Cleco Power Form 10-K.

4.PricewaterhouseCoopers LLP, a registered independent public accounting firm, has issued to us an attestation report in accordance with Section 1122(b) of Regulation AB on its assessment of compliance with the applicable servicing criteria as of December 31, 2025, and for the year ended December 31, 2025, and covered by the Cleco Power Form 10-K.

Executed as of this 30th day of March, 2026.

CLECO POWER LLC

/s/ Vincent M. Sipowicz
Vincent M. Sipowicz Treasurer

Appendix A

Asset-Backed Securities Transactions in the Platform

Senior Secured Storm Recovery Bonds, Series 2022-A, issued June 22, 2022

Senior Secured Energy Transition Bonds, Series 2025-A, issued March 12, 2025